UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

KIRKLAND’S, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Michael B. Cairnes
Acting President and Chief Executive Officer
April 30, 2018
Dear Shareholder:
It is my pleasure to invite you to attend our Annual Meeting of Shareholders, which will be held at 9:00 a.m., local time, on Wednesday, June 6, 2018 at the Company’s headquarters, 5310 Maryland Way, Brentwood, Tennessee 37027. The doors will open at 8:30 a.m., local time. Our directors and management team will be available to answer questions.
The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe the business to be conducted at the meeting. Our 2017 Annual Report to Shareholders, which is not a part of our proxy solicitations materials, is also enclosed. We encourage you to read our Annual Report.
We hope you will be able to join us. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form. If you attend the meeting, your shares will be voted as instructed in your proxy, or you may withdraw your proxy at the meeting and vote your shares in person.
I look forward to seeing you at the Annual Meeting.

Sincerely,

Michael B. Cairnes
Acting President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, June 6, 2018
9:00 a.m. local time
Kirkland’s Corporate Office
5310 Maryland Way
Brentwood, TN 37027
April 30, 2018
Dear Shareholder:
You are invited to the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•
Elect three Class I directors, Steven J. Collins, R. Wilson Orr, III, and Miles T. Kirkland, each for a term of three years and elect two Class III directors, Gregory A. Sandfort and Chris L. Shimojima, each for a term of two years;

•	Hold an advisory vote on executive compensation;

•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm; and

•	Vote on any other business properly brought before the meeting.
Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person. The record date for voting eligibility at the Annual Meeting was the close of business on April 10, 2018.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 6, 2018.
THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.

By order of the Board of Directors,

Carter R. Todd
Vice President, General Counsel
and Corporate Secretary

IMPORTANT
It is important that your shares be represented at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting, you must have an admission ticket or other proof of share ownership as of the record date.
You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a shareholder who held Kirkland’s common stock as of the record date of the Annual Meeting.
Registration will begin at 8:30 a.m., local time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.
Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

i

I. INFORMATION ABOUT VOTING
Solicitation of Proxies
The Board of Directors (the “Board of Directors” or the “Board”) of Kirkland’s, Inc. (“Kirkland’s” or the “Company”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on June 6, 2018 (the “Annual Meeting”) and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending February 3, 2018 (“fiscal 2017”) on or about April 30, 2018.
Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect three Class I directors and elect two Class III directors;

2.	Hold an advisory vote on executive compensation;

3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm; and

4.	Vote on any other business properly brought before the meeting.
Who Can Vote
You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 10, 2018. You will have one vote for each share of Common Stock. As of April 10, 2018, there were 15,754,655 shares of Common Stock outstanding and entitled to vote.
How to Vote
For Shares Held Directly in the Name of the Shareholder
If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can attend the Annual Meeting and cast your vote in person; or

•
Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee
If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•
In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•
Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•
Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies
Shareholders of record receive the proxy materials, including a proxy card, from the Company, whereas shareholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from the bank or broker. If you are a shareholder of record, unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director, FOR the approval of the compensation of the named executive officers, as disclosed in this proxy statement, pursuant to an advisory vote on executive compensation, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal 2018. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Shareholders who hold their shares in street name should refer to “Broker Non-Votes” below for information concerning the voting of their shares on any matter for which they do not provide instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provided, or by telephone or Internet as provided elsewhere herein.
Quorum Requirement
We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.
Vote Required for Action
Directors are elected if the votes cast “FOR” exceed the votes cast “AGAINST” at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast either for or against such election). Proxies may not be voted for more than one director, and shareholders may not cumulate votes in the election of directors.
The advisory vote on executive compensation and the ratification of Ernst & Young LLP (“EY”) as our independent registered public accountants for fiscal 2018, and any other actions properly presented at the Annual Meeting are approved if the votes cast in favor of the action exceed the votes cast opposing the action.
Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the 2018 Annual Meeting. Shares represented by proxies that abstain from voting on the advisory vote on executive compensation or the ratification of EY as our independent registered public accountant for fiscal 2018 will not have any effect on the outcome of those votes.
Broker Non-Votes
A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules. The election of directors and the advisory vote related to named executive officer compensation are considered non-routine matters and bank / broker discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner, hold your shares in street name, and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals. In contrast, the ratification of auditors is a discretionary matter, so your broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of EY as our independent registered public accounting firm even if you do not give your broker or other nominee instructions on how to vote your shares with respect to that proposal. Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.
Because the Company has a majority voting standard for the election of directors, and the other proposals will be approved only if the votes cast in favor of the action exceed the votes cast opposing the action, broker non-votes will have no effect on the outcome of the vote on any of the proposals contained in this Proxy Statement.
Revoking a Proxy or Changing Your Vote
For Shares Held Directly in the Name of the Shareholder
If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•
Sending a written notice to the Corporate Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc.
5310 Maryland Way
Brentwood, TN 37027
Attention:	Carter R. Todd
Vice President, General Counsel and Corporate Secretary
; or

•
Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee
If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•
Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

II. THE PROPOSALS TO BE VOTED ON
Proposal 1 — Election of Class I Directors and Class III Directors
Our Board of Directors consists of three classes of directors, two classes with three directors and one class with two directors. The term for each class is three years. Class terms expire on a rolling basis, so that, generally, only one class of directors is elected each year. Currently, there are eight incumbent directors, consisting of three Class I directors whose terms will expire at this Annual Meeting, two Class II directors whose terms will expire at the 2019 Annual Meeting and three Class III directors. Two of our current Class III directors, Gregory A. Sandfort and Chris L. Shimojima, were elected by the then-comprised Board of Directors, effective September 29, 2017 and March 1, 2018, respectively, to fill vacancies on our Board of Directors. In accordance with our charter, as vacancy appointments, each of Mr. Sandfort’s and Mr. Shimojima’s terms will expire at this Annual Meeting, and as a result, they are standing for election this year. If elected by the shareholders, Messrs. Sandfort and Shimojima will serve two-year terms so that their terms will expire at the 2020 Annual Meeting. Our other Class III director, Jeffery C. Owen, was elected by our shareholders at last year’s Annual Meeting and his term will also expire at the 2020 Annual Meeting of Shareholders.
The three nominees for Class I directors this year are Steven J. Collins, R. Wilson Orr, III, and Miles T. Kirkland. The two nominees for Class III directors this year are Gregory A. Sandfort and Chris L. Shimojima. Information about the nominees and the Board of Directors generally is contained in the next section of this Proxy Statement entitled “Board of Directors.”
The Board of Directors expects that each of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced. In the event that a director fails to receive the number of votes required for reelection to the Board, the Company’s Governance and Nominating Committee will make a recommendation to the Board of Directors as to whether the Board of Directors should accept the director’s resignation or take such other action as the Governance and Nominating Committee may recommend. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind such decision within ninety (90) days after certification of the election results.
The Board of Directors recommends a vote “FOR” the election of each of Steven J. Collins, R. Wilson Orr, III, Miles T. Kirkland, Gregory A. Sandfort and Chris L. Shimojima to the Board of Directors.

Proposal 2 — Advisory Vote Related to Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s (“SEC”) rules.
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis” on page 14, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic goals and the realization of increased shareholder value. Please read the “Executive Compensation – Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal 2017 compensation of our named executive officers.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors recommends that you vote “FOR” this Proposal 2 to approve the compensation of the named executive officers as disclosed in this proxy statement.
Proposal 3 — Ratification of Independent Registered Public Accounting Firm
Our Audit Committee has selected EY as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year 2018. In deciding to engage EY, our Audit Committee noted that there were no auditor independence issues raised with EY.
Our Board of Directors recommends that the shareholders ratify the selection of EY as our independent registered public accounting firm. This appointment will be submitted to our shareholders for ratification at the Annual Meeting. The submission of the appointment of EY is required neither by law nor by our bylaws. Our Board of Directors is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by our Board of Directors. If EY shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Board of Directors will appoint another independent registered public accounting firm.
Our Audit Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with EY can be found in the following sections of this proxy statement: “Information About the Board of Directors and Corporate Governance: Audit Committee,” at page 8, and “Audit Committee Report” at page 29. For additional information about EY see “Independent Registered Public Accounting Firm” on page 29 of this Proxy Statement.
The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2018.

III. BOARD OF DIRECTORS
Nominees for Director
Class I — Term Expiring in 2021
Steven J. Collins
Principal Occupation: Former Managing Director of Advent International.
Age: 49
Director Since: 2004
Steven J. Collins has been a member of our Board since November 2004. Mr. Collins was a Managing Director of Advent International, a global private equity firm focused on international buyouts, growth and strategic restructuring, from 2007 to 2017. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and its Treasurer from January 1998 to December 1998. Mr. Collins is a member of the board of directors of Bojangles’and Party City Holdings, both of which are publicly traded. He was a member of the boards of directors of specialty retailers Five Below Inc. from 2010 until 2015 and lululemon athletica from 2014 to 2017. Mr. Collins holds a B.A. and B.S. from the University of Pennsylvania and The Wharton School, and an M.B.A. from Harvard Business School. Mr. Collins’ experience serving as a director of various companies and significant knowledge of the retail and consumer sectors, led to the conclusion that he should serve as a director of our Company.
R. Wilson Orr, III
Principal Occupation: Chair of the Board of Directors, Managing Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation.
Age: 55
Director Since: 1996
Mr. Orr has been Chair of our Board of Directors since March 2006. Mr. Orr is the Managing Partner of SSM Partners, a private equity investment firm focused on growth equity investments. He joined SSM Partners in 1988 after working at Chemical Bank in corporate finance from 1984 to 1988. Mr. Orr received a B.S. degree from Vanderbilt University. Mr. Orr brings significant experience to our Board of Directors having served and continuing to serve on numerous other boards and assisting management with a full range of responsibilities including long-term strategic planning.
Miles T. Kirkland
Principal Occupation: Senior Vice President and Portfolio Manager for Truxton Trust, a private bank and wealth management services company.
Age: 46
Director Since: 2008
Mr. Kirkland is Senior Vice President and Portfolio Manager for Truxton Trust, a private bank and wealth management services company based in Nashville, TN. From 2010 until April 2013, Mr. Kirkland was a Principal with Mastrapasqua Asset Management, a private asset management firm, where he previously served as a Senior Research Analyst and Associate Portfolio Manager from 2007 to 2010. He joined Mastrapasqua Asset Management in 2000 as a Research Analyst. Before joining Mastrapasqua, he spent three years working with Kirkland’s in store operations. He received a B.A. in English from The University of the South in 1994 and an M.B.A. from Vanderbilt University Owen Graduate School of Management in 2000. Mr. Kirkland is also a CFA Charterholder. Mr. Kirkland brings to the Board his experience as an employee of Kirkland’s (in store operations), as well as his general business experience, which enable him to accurately assess our performance and advise on new strategies.

Class III — Term Expiring in 2020

Gregory A. Sandfort

Principal Occupation:  Chief Executive Officer of Tractor Supply Company.

Age:  62

Director Since:  2017

Mr. Sandfort has served as Chief Executive Officer of Tractor Supply Company, an operator of rural lifestyle retail stores, since December 2012. He served as President and Chief Executive Officer of Tractor Supply Company from December 2012 to May 2016. Prior to that time, he served as President and Chief Operating Officer of Tractor Supply Company since February 2012 and President and Chief Merchandising Officer of Tractor Supply Company since February 2009, after having served as Executive Vice President - Chief Merchandising Officer of Tractor Supply Company since November 2007. Mr. Sandfort served as President and Chief Operating Officer at Michaels Stores, Inc. from March 2006 to August 2007 and as Executive Vice President - General Merchandise Manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort currently serves as a director of Tractor Supply Company and WD-40 Company, a publicly traded consumer products company. Mr. Sandfort brings to the Board invaluable management, leadership and operations experience from previous positions in public and private retail companies. He also has experience being the Chief Executive Officer of a publicly traded retailer.

Chris L. Shimojima

Principal Occupation:  Chief Executive Officer of C5 Advisory, a privately-owned management advisory firm.

Age:  62

Director Since:  2018

Mr. Shimojima is the founder and Chief Executive Officer of C5 Advisory, a privately-owned management advisory firm focused on helping its business clients with the challenges of ecommerce business, a position he has held since 2017. From 2012 to 2015, Mr. Shimojima served as the Chief Executive Officer of Provide Commerce, Inc., which operated a portfolio of online specialty retailers best known for ProFlowers, Shari’s Berries, Red Envelope and Gifts.com. Provide Commerce was acquired by FTD Companies in 2015. From 2006 to 2012, Mr. Shimojima served as Vice President of Global Ecommerce at Nike, Inc. Prior to Nike, Inc., he held various marketing and business positions for Sears Holding Company, Prudential Financial, kozmo.com, AT&T and Pepsi-Cola Company. Mr. Shimojima previously served as a director of XOOM Corp., a publicly traded company, until it was acquired by PayPal, Inc. in 2015. Mr. Shimojima received a B.A. degree from the University of Colorado and an M.B.A. from the University of Chicago. Mr. Shimojima’s previous experience with ecommerce and digital business at various retailers provides him with a unique perspective on the challenges and opportunities faced by our ecommerce business segment. Mr. Shimojima also has considerable expertise in the specialty retail industry as a result of his service as a management consultant.
Directors Continuing in Office
Class II — Term Expiring in 2019
Susan S. Lanigan
Principal Occupation: Executive Vice President and General Counsel of Chico’s FAS, Inc.
Age: 55
Director Since: 2016
Ms. Lanigan currently serves as Executive Vice President and General Counsel of Chico’s FAS, Inc., a publicly traded clothing retailer, a position to which she was named in May of 2016. She also serves as the Chair of the Tennessee Education Lottery Corporation, a position to which she was appointed by the Governor of the State of Tennessee in 2014. Ms. Lanigan joined Dollar General Corporation in 2002 as Vice President, General Counsel and Secretary, and in 2005 she was promoted to Executive Vice President. She retired from Dollar General in 2013. Prior to joining Dollar General, Ms. Lanigan served as Senior Vice President, General Counsel and Secretary at Zale Corporation, a specialty retailer of fine jewelry. Prior to her time at Zale, Ms. Lanigan held legal positions with Turner Broadcasting System, Inc., a media conglomerate and division of Time Warner that manages cable networks and properties, and the law firm of Troutman Sanders LLP. Ms. Lanigan is a director of Simmons First National Corporation, a publicly traded bank holding company. Ms. Lanigan is a retail industry executive who brings to the board years of public-company management and legal experience. Her experience as General Counsel and as a senior executive officer of three different public companies in the retail industry assists the Company with corporate governance issues as well as strategy and operational issues.
Charlie Pleas, III
Principal Occupation: Senior Vice President and Controller of AutoZone, Inc.
Age: 53
Director Since: 2016
Mr. Pleas was elected Senior Vice President and Controller of AutoZone, Inc., a retailer of automotive parts and accessories, during 2007. Prior to that, he was Vice President and Controller since 2003. Previously, he was Vice President - Accounting since 2000, and Director of General Accounting since 1996. Prior to joining AutoZone, Mr. Pleas was a Division Controller with Malone & Hyde, one of the Fleming Companies, Inc. where he served in various capacities since 1988. Mr. Pleas worked with Ernst & Young LLP prior to joining Malone & Hyde, and he received his BBA in accounting from Delta State University. Mr. Pleas is a retail industry executive who brings to the Board of Directors years of financial and public-company management experience. He is also an audit committee financial expert based on his role as Controller of AutoZone and his experience preparing and evaluating the financial statements of a large publicly traded company.
Class III — Term Expiring in 2020
Jeffery C. Owen
Principal Occupation: Executive Vice President of Store Operations and Store Development for Dollar General Corporation.
Age: 48
Director Since: 2015
Mr. Owen rejoined Dollar General, the nation’s largest small box retailer of discount consumable basic merchandise, in June of 2015 as Executive Vice President of Store Operations and Store Development. Prior to his departure from Dollar General in 2014, Mr. Owen had spent over 20 years with Dollar General. At the time of his departure, he had served as the Senior Vice President, Operations from 2011 to 2014, and prior to that time he was Vice President, Operations for Dollar General from 2006 to 2011. Mr. Owen received his undergraduate degree and M.B.A. from Vanderbilt University. Mr. Owen is a retail industry executive who brings to the board years of operations and public-company management experience.

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Leadership Structure
Our business is managed under the direction of our Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors of the Company is led by a Chair of the Board and chairs of the various committees of the Board of Directors. The Company has determined that it is appropriate for the Chair of the Board of Directors to be an independent director, so that the same person does not fill the roles of chair and chief executive officer. While such a dual role is permitted, the Company desires to establish a measure of board independence by appointing an independent director to serve as Chair of the Board of Directors. If the CEO or another insider ever serves as Chair of the Board of Directors in the future, we would anticipate that a Lead Independent Director, elected by the independent directors, would preside over executive sessions of the independent directors. In addition to preserving the independence of the Board of Directors as a whole, each of the committees of the Board of Directors is chaired by an independent director (and is comprised only of independent directors), in accordance with the applicable listing standards of The Nasdaq Stock Market (“Nasdaq”). The Board of Directors believes its current structure and operation, as described herein, properly safeguards the independence of the Board of Directors.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Governance.”
Board Independence
Consistent with the Nasdaq listing standards and the regulations promulgated by the SEC, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that the following directors, constituting a majority of the Company’s directors, are independent directors within the meaning of the applicable Nasdaq listing standards: Steven J. Collins, R. Wilson Orr, III, Miles T. Kirkland, Susan S. Lanigan, Charlie Pleas, III, Jeffery C. Owen, Gregory A. Sandfort and Chris L. Shimojima. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Board of Directors and Committee Meetings
During fiscal 2017, the Board of Directors held seven regular meetings. All directors attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. All of the then-current members of the Board of Directors attended the 2017 annual meeting of shareholders.
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.
Audit Committee
The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” The principal duties of the Audit Committee, among other things, are to:

•	review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board of Directors for consideration and approval;

•
review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;

•
obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;

•
adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	establish, review and update policies for approving related party transactions; and monitor implementation of such policies; and

•	review and approve any transactions between the Company and related parties.

Members: Mr. Pleas (Chair), Mr. Owen, Mr. Orr and Mr. Sandfort. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.
The Board of Directors has determined that the Audit Committee Chair Charlie Pleas, III, and Audit Committee member Gregory A. Sandfort are “audit committee financial experts” as that term is defined in the SEC’s rules and regulations. The Board of Directors also believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows.
Number of Meetings in fiscal 2017: 8
Compensation Committee
The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The principal duties of the Compensation Committee, among other things, are to:

•
review and recommend to the Board of Directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;

•	review and recommend to the Board of Directors new executive compensation programs;

•	grant awards under our equity incentive plans and establish the terms thereof;

•	review and recommend to the Board of Directors the terms of any employment agreement executed by the Company with an executive officer of the Company;

•	review and recommend to the Board of Directors the appropriate structure and amount of compensation for the Directors;

•	oversee all matters relating to the outcome of shareholder advisory votes on executive compensation, including recommending the frequency of such advisory votes to the Board of Directors;

•
oversee the appropriate Committee response to a say-on-pay vote that does not achieve the required vote and, based on such result, determine if any compensation arrangement subject to such advisory voting should be modified;

•	review and approve material changes in the Company’s employee benefit plans; and

•	where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.
Members: Ms. Lanigan (Chair), Mr. Owen, Mr. Collins and Mr. Shimojima. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.
Number of Meetings in fiscal 2017: 5

Governance and Nominating Committee
The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•
review and make recommendations on the range of skills and expertise which should be represented on the Board of Directors, and the eligibility criteria for individual Board of Directors and committee membership;

•	identify and recommend potential candidates for election or re-election to the Board of Directors;

•	implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and

•	review and recommend to the Board of Directors the appropriate structure of Board of Directors committees, committee assignments and the position of chair of each committee.
Members: Mr. Orr (Chair), Mr. Collins, Ms. Lanigan and Mr. M. Kirkland. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.
Number of Meetings in fiscal 2017: 6
Director Nomination Process
The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 31 under the heading “Shareholder Proposals for the 2019 Annual Meeting.”
While the Governance and Nominating Committee does not have a specific diversity policy relating to the composition of the Board of Directors, the Board of Directors does value diversity. The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors. Instead, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.
In identifying prospective director candidates, the Governance and Nominating Committee may seek referrals from other members of the Board of Directors, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Directors’ effectiveness.
In connection with its annual recommendation of a slate of nominees, the Governance and Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board of Directors focuses primarily on the information discussed in each director’s biographical information set forth in the section “Board of Directors” of this Proxy Statement. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors, which further qualify them for service as members of the Board of Directors.
New directors participate in an orientation program that includes discussions with senior management, a store visit, and their review of background materials on our strategic plan, organization and financial statements. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.
In 2018, the Governance and Nominating Committee recommended three Class I nominees to the Board for election at the Annual Meeting. They also recommended two of our current Class III directors, Gregory A. Sandfort and Chris L. Shimojima, for election at this year’s Annual Meeting. The current size of the Board of Directors is set at eight members, having been increased from seven members in the prior year due to the addition of Mr. Sandfort in September 2017, the addition of Mr. Shimojima in March 2018, and the resignation of Mr. Madden, the Company’s former President and Chief Executive Officer, in April 2018.
As previously noted, Mr. Sandfort and Mr. Shimojima were elected to the Board as vacancy appointments by our Board of Directors. As a result, in accordance with our charter, their current term will expire at this Annual Meeting, and they must stand for election by our shareholders to continue their service as members of our Board of Directors.
Corporate Governance Guidelines and Director Retirement Policy
In December of 2016, our Board of Directors adopted a set of Corporate Governance Guidelines which governs the conduct of our Board. These Guidelines include a non-management director retirement policy, which requires any director who reaches the age of 70 to retire effective as of the date of the next annual meeting of shareholders. Our Corporate Governance Guidelines are posted on our web site at www.kirklands.com (under “Corporate Governance” on the Investor and Media Relations page), and we will provide a copy of the Guidelines (or any of our other corporate governance documents) to any shareholder or other person upon receipt of a written request addressed to the Corporate Secretary of Kirkland’s at 5310 Maryland Way, Brentwood, TN 37027.
Board of Directors Role in Risk Oversight
The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.
Board of Directors Compensation
Retainer and Fees for Employee Directors
Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.
Retainer and Fees for Non-employee Directors
The Compensation Committee has approved the following compensation for non-employee directors for their service:
Cash Compensation. Each non-employee director is paid an annual retainer of $40,000. Our non-employee Chair of the Board of Directors receives an additional annual retainer of $40,000.
Equity Compensation. On the date of each Annual Meeting of Shareholders, each person serving as a non-employee director at the conclusion of the meeting receives a grant of 4,000 restricted stock units (“RSUs”), each representing the right to receive one share of our Common Stock upon vesting. The RSUs vest one-year from the date of grant (or on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). In the event of a change in control of the Company (a “Change in Control”), the Company reserves the right to substitute cash or other substitute consideration for the right to receive shares hereunder, provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board of Directors) equal to the then current fair market value of the shares subject hereto and provided further that such substitute consideration vests and becomes payable on the same basis as provided herein with respect to these RSUs and the shares subject hereto (or on such accelerated basis as may then be determined by the Board of Directors, in its discretion).

Board of Directors Committees. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $10,000, and the Chair of the Audit Committee receives an annual retainer of $20,000. Each non-employee director who is a member of our Compensation Committee receives an annual retainer of $7,500, and the Chair of the Compensation Committee is paid an annual retainer of $15,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $7,500, and the Chair of the Governance and Nominating Committee receives an annual retainer of $15,000.
On April 5, 2018, our Board of Directors established a Chief Executive Officer Search Committee (the “Search Committee”), consisting of Mr. Orr (Chair), Mr. Sandfort and Mr. Owen. Each member of the Search Committee will be paid an annual retainer of $7,500, and the Chair of the Search Committee will receive an annual retainer of $10,000.
Director Compensation Table
The following table provides information about all compensation earned in fiscal 2017 by the non-employee directors who served on our Board of Directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven J. Collins	$66,250	$35,920	$102,170
Carl T. Kirkland (2)	20,000	—	20,000
Miles T. Kirkland	55,000	35,920	90,920
Susan S. Lanigan	58,750	35,920	94,670
R. Wilson Orr, III	105,000	35,920	140,920
Jeffery C. Owen	57,500	35,920	93,420
Charlie Pleas, III	60,000	35,920	95,920
Gregory A. Sandfort (3)	12,500	22,860	35,360
Chris L. Shimojima (4)	—	—	—

(1)
As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 4,000 RSUs on June 2, 2017. The RSUs will vest one year from the date of grant (or will vest on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal 2017, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).

(2)	Mr. C. Kirkland, in accordance with the director retirement policy, did not stand for reelection to the Board of Directors at the June 2, 2017 Annual Shareholders Meeting.

(3)	Mr. Sandfort joined the Board of Directors on September 29, 2017 and was granted 2,000 restricted stock units.

(4)	Mr. Shimojima joined the Board of Directors on March 1, 2018.
The following table shows, as of February 3, 2018, the number of all outstanding stock options and RSUs held by non-employee directors:

Name	Number of Options	Number of RSUs
Steven J. Collins	5,000	4,000
Carl T. Kirkland (1)	—	—
Miles T. Kirkland	7,500	4,000
Susan S. Lanigan	—	4,000
R. Wilson Orr, III	—	4,000
Jeffery C. Owen	—	4,000
Charlie Pleas, III	—	4,000
Gregory A. Sandfort	—	2,000
Chris. L. Shimojima (2)	—	—

(1)	Mr. C. Kirkland, in accordance with the director retirement policy, did not stand for reelection to the Board of Directors at the June 2, 2017 Annual Shareholders Meeting.

(2)	Mr. Shimojima joined the Board of Directors on March 1, 2018.
Communications with Members of the Board of Directors
Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Any party interested in communicating directly with the Board of Directors may contact the Board of Directors by writing to them c/o Kirkland’s, Inc., 5310 Maryland Way, Brentwood, TN, 37027, Attention: Carter R. Todd.
V. SECURITY OWNERSHIP OF KIRKLAND’S
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of March 31, 2018 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors;

•	each of our current executive officers (collectively, the “NEOs” or “named executive officers”); and

•	all of our directors and executive officers as a group. Unless otherwise noted, the address for each person listed is our principal office.

	Shares Beneficially Owned
Name	Number	Percent
W. Michael Madden, Former NEO and Director (1)	371,954	2.4%
Michael B. Cairnes, NEO (2)	15,750	*
Nicole A. Strain, NEO (3)	3,000	*
Steven J. Collins, Director (4)	37,790	*
Miles T. Kirkland, Director (5)	88,883	*
Susan S. Lanigan, Director (6)	8,000	*
R. Wilson Orr, III, Director (7)	24,047	*
Jeffery C. Owen, Director (8)	12,000	*
Charlie Pleas, III, Director (9)	8,000	*
Gregory A. Sandfort, Director (10)	9,639	*
Chris L. Shimojima, Director (11)	—	*
Blackrock, Inc. (12) 55 East 52nd Street New York, NY 10055	2,278,912	14.5%
Dimensional Fund Advisors LP (13) Building One, 6300 Bee Cave Road Austin, TX 78746	1,350,231	8.6%
Vanguard Group Inc. (14) V26, PO Box 2600 Valley Forge, PA 19482	837,027	5.3%
All executive officers and directors as a group (11 persons)(15)	579,063	3.7%

*	Less than one percent of class

(1)
Includes (i) options to purchase 254,527 shares of Common Stock held by Mr. Madden, (ii) 19,557 options that will vest by June 2018, and (iii) 16,375 RSUs that will vest by June 2018. Mr. Madden resigned from his roles as President, Chief Executive Officer and Director of the Company effective April 5, 2018. Mr. Madden is serving as an employee-advisor to the Board of Directors of the Company until June 30, 2018.

(2)	Includes (i) options to purchase 3,000 shares of Common Stock held by Mr. Cairnes, (ii) 7,500 options that will vest by June 2018, and (iii) 3,750 RSUs that will vest by June 2018.

(3)	Includes (i) 2,000 options that will vest by June 2018, and (ii) 1,000 RSUs that will vest by June 2018.

(4)	Includes (i) options to purchase 5,000 shares of Common Stock held by Mr. Collins and (ii) 4,000 RSUs that will vest in June 2018.

(5)	Includes (i) options to purchase 7,500 shares of Common Stock held by Mr. M. Kirkland and (ii) 4,000 RSUs that will vest in June 2018.

(6)	Includes 4,000 RSUs held by Ms. Lanigan that will vest in June 2018.

(7)	Includes 4,000 RSUs held by Mr. Orr that will vest in June 2018.

(8)	Includes 4,000 RSUs held by Mr. Owen that will vest in June 2018.

(9)	Includes 4,000 RSUs held by Mr. Pleas that will vest in June 2018.

(10)	Includes 2,000 RSUs held by Mr. Sandfort that will vest in June 2018.

(11)	Mr. Shimojima joined the Board of Directors on March 1, 2018.

(12)	Obtained from Form SC 13G/A filed on January 19, 2018. Includes 2,253,154 shares to which Blackrock, Inc. has sole voting power and 2,278,912 shares to which Blackrock, Inc. has sole investment power.

(13)
Obtained from Form SC 13G/A filed on February 9, 2018. Includes 1,284,977 shares to which Dimensional Fund Advisors LP has sole voting power and 1,350,231 shares to which Dimensional Fund Advisors LP has sole investment power.

(14)
Obtained from Form SC 13G filed on February 8, 2018. Includes 16,184 shares to which The Vanguard Group has sole voting and shared investment power. Includes 820,843 shares to which The Vanguard Group has sole investment power.

(15)	Includes (i) options to purchase 270,027 shares of Common Stock, and (ii) 29,057 options that will vest by June 2018, and (iii) 47,125 RSUs that will vest in June 2018.

VI. EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
Overview
The Compensation Committee of the Board of Directors has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our senior management with those of our shareholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of the shareholders.
During fiscal 2017, the Compensation Committee held five meetings and took the following significant actions:

•	discussed, approved and recommended to the Board of Directors the base salary and bonus packages of our named executive officers;

•	established bonus targets and payout levels for our named executive officers for fiscal 2017; and

•	approved equity grants totaling 88,000 options and 44,000 RSUs to NEOs; and also approved equity grants totaling 157,000 options and 78,500 RSUs to other members of management.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised entirely of the following independent directors: Susan S. Lanigan (Chair), Steven J. Collins, Jeffery C. Owen and Chris L. Shimojima. Mr. Collins previously served as the Company’s Chief Financial Officer from 1997 to 1998. Except as described in the preceding sentence, no member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under the SEC rules. In addition, during fiscal 2017, none of our executive officers served as any of the following:

•
a member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	a director of another corporation, one of whose executive officers served on the Compensation Committee; or

•
a member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Compensation Consultant
The Compensation Committee retained Aon Hewitt (“AH”), as the Compensation Committee’s independent compensation consultant, to perform a review and benchmarking of the Company’s executive officer compensation programs to assist in determining compensation components and levels for 2018. AH prepared a report (the “2018 Compensation Report”), utilizing a peer group of publicly-traded retailers that fell within a reasonable range (both above and below the Company) of comparative factors such as revenue, market capitalization and number of stores. AH also provided information about market trends in executive officer pay practices and advised the Company on compensation program design and structure. In addition, the 2018 Compensation Report compared the compensation paid to the Company’s top executives to the compensation paid to their counterparts at the peer companies. The following is a list of companies included in the peer group used for the 2018 Compensation Report:

At Home Group Inc.	Five Below, Inc.	Select Comfort Corporation
Bassett Furniture Industries, Inc.	Francesca’s Holdings Corporation	The Container Store Group, Inc.
Big 5 Sporting Goods Corp.	Haverty Furniture Companies, Inc.	Tile Shop Holdings, Inc.
Boot Barn Holdings, Inc.	Hibbett Sports, Inc.	Tilly’s Inc.
Build-A-Bear Workshop Inc.	Ollie’s Bargain Outlet Holdings, Inc.	Trans World Entertainment Corp.
Destination XL Group, Inc.	Pier 1 Imports, Inc.	Tuesday Morning Corporation
Ethan Allen Interiors Inc.

In setting executive officer compensation in the first quarter of 2018, the Compensation Committee consulted with AH and referenced the 2018 Compensation Report for an understanding of market practices and competitive compensation levels.
The Compensation Committee determined that AH was independent and that its engagement did not present any conflicts of interest. AH also determined that it was independent and free from conflict with respect to the engagement and confirmed this in a written statement delivered to the Chair of the Compensation Committee. AH reports directly to the Compensation Committee on all work assigned by the Compensation Committee. AH also interacts with management when necessary and appropriate to carry out its assignments. AH, in its discretion, from time to time, seeks confirmation from management regarding the accuracy of information that is included in materials presented to the Compensation Committee.
Consideration of Results of Shareholder Advisory Votes on Executive Compensation
At our 2017 Annual Meeting of Shareholders, we conducted a “Say-On-Pay” shareholder advisory vote, as required by the Dodd-Frank Act. The Compensation Committee appreciates that over 98% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in the 2017 Proxy Statement. Our Compensation Committee interprets the results of this vote as an endorsement of existing programs and therefore we have not made material changes to our approach to executive officer compensation. This year we are again providing shareholders with an opportunity to express their views on this topic in another “Say-On-Pay” shareholder advisory vote. For more information, please see “Proposal 2 – Advisory Vote Related to Executive Compensation” on page 4.
At the annual meeting of shareholders on June 2, 2017, our shareholders expressed a preference that advisory votes on named executive officer compensation occur on an annual basis. In accordance with the results of this vote, the Board of Directors determined to continue the annual advisory vote on named executive officer compensation.
Role of Executives in Establishing Compensation
The Compensation Committee approves and recommends to the Board of Directors all compensation and equity awards to five individuals who were our named executive officers in fiscal 2017: W. Michael Madden, our former President and Chief Executive Officer; Michael B. Cairnes, our Acting President and Chief Executive Officer; Nicole A. Strain, our Interim Chief Financial Officer; Michelle R. Graul, our former Executive Vice President of Stores; and Adam C. Holland, our former Chief Financial Officer. Mr. Madden resigned from his roles as President, Chief Executive Officer and Director of the Company effective April 5, 2018. Ms. Graul assumed a new role as Vice President of Store Development and is no longer a named executive officer effective February 5, 2018. Mr. Holland resigned from the Company effective June 14, 2017. The Compensation Committee reviews the performance of the named executive officers through internal committee discussions and discussions with the executives, and determines the appropriate level of compensation on an annual basis.
The Chief Executive Officer regularly attends portions of the Compensation Committee meetings and provides assistance in gathering data and information designed to support the decision-making process of the Compensation Committee. However, the Chief Executive Officer is excused by the Compensation Committee from such meetings when decisions concerning executive compensation are made. Additionally, the Compensation Committee holds separate meetings outside the presence of management, at which executive compensation decisions are made.
Compensation Philosophy
The key objective of our compensation programs is to attract and retain highly qualified key executives. Once executives have joined the Company, our compensation programs must provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness and thereby retain key managers. We offer our executives a combination of cash bonus incentives, equity-based compensation in the form of stock options and RSUs, and the opportunity to participate in an employee stock purchase plan. We believe these incentive programs align with our overall goal of maximizing our long-term financial results and shareholder value.
Elements of Compensation
Executive pay is structured to consist of the following components:

•	base salary;

•	cash bonuses; and

•	equity awards.
The Compensation Committee believes that a significant portion of total compensation for our executives should be allocated to equity incentives that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving company performance goals and individual goals that contribute to increasing the value of the Company.
Base Salary
We provide our named executive officers with base salaries to compensate them for services rendered during the year. The Compensation Committee believes that competitive salaries must be paid in order to attract and retain high-quality executives. The Compensation Committee annually reviews the base salary for executive officers and makes adjustments to individual base salary rates when necessary or otherwise appropriate.
Among other things, individual base salary adjustments take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years, significant changes in responsibilities, if any, and cost of living adjustments. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures. The Compensation Committee’s decisions regarding fiscal 2017 and fiscal 2018 salary increases are reflected below:

	Base Salary Rate (1)
Executive Officer	Fiscal 2016	Fiscal 2017	Fiscal 2018
W. Michael Madden—Former President and Chief Executive Officer (2)	$465,000	$480,000	$480,000
Michael B. Cairnes—Acting President and Chief Executive Officer (3)	400,000	400,000	415,000
Nicole A. Strain—Interim Chief Financial Officer (4)	190,000	240,000	250,000
Michelle R. Graul—Former Executive Vice President of Stores (5)	360,000	365,000	275,000
Adam C. Holland—Former Chief Financial Officer (6)	260,000	275,000	N/A

(1)	The amounts shown above reflect each named executive officer’s base salary rate following merit based increases as determined by the Compensation Committee in its discretion.

(2)
Mr. Madden resigned from his roles as President, Chief Executive Officer and Director of the Company effective April 5, 2018. Mr. Madden is serving as an employee-advisor to the Board of Directors of the Company until June 30, 2018, so he did not have a base salary increase in fiscal 2018.

(3)
Mr. Cairnes was hired by the Company effective November 28, 2016 to serve as Executive Vice President and Chief Operating Officer, and as such was not considered for a merit increase in base salary for fiscal 2017. Mr. Cairnes was appointed to serve as Acting President and Chief Executive Officer effective April 5, 2018, while the Board of Directors conducts a search for a new Chief Executive Officer, and the amount shown above for fiscal 2018 reflects his base salary following that appointment. See section “Retention Bonuses” on page 18 of this proxy statement for further information regarding Mr. Cairnes’s retention bonus.

(4)
Ms. Strain was appointed Interim Chief Financial Officer effective June 14, 2017, and the amount shown above for fiscal 2017 reflects her base salary following that promotion. See section “Retention Bonuses” on page 18 of this proxy statement for further information regarding Ms. Strain’s retention bonus.

(5)	Ms. Graul assumed a new role as Vice President of Store Development effective February 5, 2018 and is no longer a named executive officer.

(6)	Mr. Holland resigned from the Company effective June 14, 2017.

Bonus and Non-Equity Incentive Plan Compensation
Our cash bonus program compensation is provided under the Company’s Amended and Restated 2002 Equity Incentive Plan and has been designed to provide a short-term incentive to our executives based upon predetermined performance goals for the Company and each individual executive. The Compensation Committee determines the amount of the target bonus annually for each executive expressed as a percentage of base salary.
For fiscal 2017, the target bonus for the named executive officers were: 100% of base salary for Mr. Madden; 75% of base salary for Mr. Cairnes and Ms. Graul; 60% of base salary for Mr. Holland; and 30% of base salary for Ms. Strain. Bonuses under this program for Mr. Madden, Mr. Cairnes, Ms. Graul, Mr. Holland and Ms. Strain were based entirely on Company performance goals.
Company performance is measured based solely upon the achievement of a specified level of earnings before adjustments for interest and taxes (“EBIT”) as determined through our annual budgeting process. The annual budget is approved by the Board of Directors at the beginning of the fiscal year. The reliance on EBIT is driven by the Compensation Committee’s belief in using a metric that is more closely aligned to bottom line earnings and provides a measure of asset productivity by including depreciation and amortization in the measurement of performance.
For fiscal 2017, the Company performance goal was structured such that, for named executive officers, 75% payout of the applicable target bonus is attained upon achieving 100% of the Company EBIT goal, with the threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal and maximum bonus (150% of target payout) attained upon achievement of 125% of the EBIT goal, with linear interpolation used to determine payouts between these levels of EBIT performance.
Calculation of the performance bonus earned by each executive was based on the Company’s final audited financial statements. The Compensation Committee reserves the right to adjust the Company performance target for extraordinary and non-recurring events after it has been established; however, it has not done so during recent fiscal years. The Compensation Committee may also award discretionary bonuses from time to time to recognize significant achievements and service to the Company.
As discussed above, the non-equity incentive plan compensation of our named executive officers during fiscal 2017 was based entirely on the achievement of Company financial performance goals, specifically certain levels of EBIT as determined by the Compensation Committee for purposes of our cash bonus program. The Company’s EBIT target for fiscal 2017 was $18,168,000. The actual EBIT achieved by the Company in fiscal 2017, as determined prior to bonus payments under the cash bonus program, was $9,352,000 (which was 51.5% of the target EBIT amount). Under the terms of the Company’s fiscal 2017 non-equity incentive plan, bonuses are not paid to plan participants unless at least 75% of the EBIT target is achieved. Because the minimum EBIT target for fiscal 2017 was not achieved, the Compensation Committee did not award bonuses to the named executive officers for fiscal 2017.
Equity Based Incentives
Equity awards are generally made to named executive officers upon hire. Thereafter, awards are generally made annually, at the discretion of the Compensation Committee, as part of the Compensation Committee’s annual compensation evaluation process. Equity awards may also be made in special circumstances (for example, to recognize a promotion or achieve a particular retention objective), but these situations are rare. There were no such special circumstance grants in fiscal 2017. The exercise price of each stock option award is based on the closing price of our Common Stock on the date of the grant (if not a business day, the immediately preceding business day). For newly hired employees receiving stock options, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our Common Stock on such date.
The Compensation Committee, in its discretion, evaluates potential equity awards primarily based on the number of shares to be allocated in relation to the number of shares outstanding, with additional consideration given to the value of the award in relation to total compensation. The Compensation Committee continually evaluates the type of equity award that is appropriate at the given time in response to changing business conditions with a goal of providing the type of equity award most appropriate to provide the right balance between retention and incentive to build long-term shareholder value. Equity awards have vesting requirements and terms that are similar among the recipients of the awards, providing incentives for employees to stay with the Company and work together to achieve common goals. Beginning with the stock option grants to employees in fiscal 2010, the vesting period was increased from three years to four years in order to further encourage retention of executive officers and to slow recognition of the expense associated with such awards for income statement purposes. Prior to the RSU grants in fiscal 2016, the Company’s RSU awards generally provided for three-year “cliff” vesting. Beginning with the RSU grants to employees in fiscal 2016, the RSU awards vest ratably over four years.
On June 2, 2017, in connection with the Compensation Committee’s annual compensation evaluation process, the Compensation Committee made the following annual equity awards to named executive officers: (a) Mr. Madden was granted stock options with respect to 37,000 shares and 18,500 RSUs; (b) Mr. Cairnes was granted stock options with respect to 30,000 shares and 15,000 RSUs; (c) Ms. Strain was granted stock options with respect to 8,000 shares and 4,000 RSUs and (d) Ms. Graul was granted stock options with respect to 13,000 shares and 6,500 RSUs. The size of these equity awards was determined by the Compensation Committee after a review of fiscal 2016 performance (and, with respect to Ms. Graul and Ms. Strain, after consultation with Mr. Madden regarding each executive’s performance in fiscal 2016) and taking into consideration the grantees’ other compensation, the value of our shares on the date of grant and the Compensation Committee’s subjective judgment regarding the size of award necessary to strongly encourage both the retention of the grantees and their continued efforts on our behalf while managing the dilutive impact of the awards. Mr. Holland had already announced his intent to resign before the compensation evaluation process, and as such, he was not granted any equity awards in fiscal 2017.
Retention Bonuses
On April 5, 2018, the Company entered into an agreement with Mr. Cairnes in connection with his appointment as Acting President and Chief Executive Officer which provides for a $50,000 retention bonus payable to Mr. Cairnes in the event he is not chosen as the permanent Chief Executive Officer. Mr. Cairnes will receive the $50,000 retention bonus if he remains with the Company for 90 days following the start date of the new permanent Chief Executive Officer or in the event that his employment is terminated during such 90 day period under circumstances that would entitle Mr. Cairnes to severance under the terms of his employment agreement with the Company.

On April 16, 2018, the Company entered into a retention agreement with Ms. Strain, pursuant to which she has an opportunity to receive a $25,000 retention bonus if she remains with the Company for 90 days following the start date of the Company’s new permanent Chief Executive Officer or in the event that her employment is terminated during such 90 day period without good cause or if she quits for good reason.
Perquisites
We do not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees.
Severance Benefits
The specific terms of our severance arrangements are discussed on page 25 under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.” The Compensation Committee has noted the prevalence of severance arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. The Compensation Committee also believes that reasonable severance benefits (i) should be established with reference to an executive’s position and current cash compensation opportunities, and (ii) should be conditioned upon execution of a release of claims against the employer and its affiliates. Accordingly, the Compensation Committee has approved modest severance benefits for Mr. Madden, Mr. Cairnes and Ms. Graul pursuant to which severance is payable upon a termination without cause or a resignation for good reason, subject in each case to the executive executing a release of claims in favor of the Company.
Tax Implications - Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer, our principal financial officer, or any one of our three highest paid executive officers, unless the compensation is payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success. During the 2013 Annual Meeting of Shareholders, we obtained shareholder approval of the Company’s 2002 Equity Incentive Plan, as amended and restated. Among the changes reflected in that plan restatement are changes intended to provide us with greater flexibility in structuring compensation to be exempt from the limits of Section 162(m).
Stock Ownership and Retention Guidelines
Our Board of Directors and Compensation Committee have stock ownership guidelines for our senior executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in the Company, thereby linking their interests with those of our shareholders. These guidelines provide that within five years of first becoming subject to the plan, each executive must own (by way of shares owned directly or indirectly and shares represented by unvested time-based RSUs and the intrinsic value of the shares of vested stock options) common stock with a value of three times (3x) base salary for Mr. Madden, two times (2x) base salary for Mr. Cairnes, and one times (1x) base salary for Ms. Strain and other executives subject to these guidelines. The guidelines also provide that if an executive is not currently in compliance with this guideline (regardless of the compliance grace period), the executive must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs or the exercise of stock options. Mr. Madden resigned from his roles as President, Chief Executive Officer and Director of the Company effective April 5, 2018 and is no longer subject to the guidelines. Mr. Cairnes, who joined the Company on November 22, 2016 and assumed the role of Acting President and Chief Executive Officer effective April 5, 2018, and Ms. Strain, who assumed the role of Interim Chief Financial Officer effective June 14, 2017, are not yet in compliance with the guidelines, and each has five years since they first became subject to the applicable guidelines to become in compliance.

Pay Ratio Disclosure

In August 2015, the SEC adopted a rule mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires a public company to calculate and disclose the total compensation paid to our median employee and to disclose the ratio of the total compensation of its Chief Executive Officer to the total compensation of its median employee. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer group and industry.

To determine our median employee, we identified 7,474 full-time, part-time, temporary, and seasonal employees, excluding our former Chief Executive Officer, who were actively employed as of the last day of fiscal 2017. Under the relevant rules, we were required to identify the median employee by use of a consistently applied compensation measure (“CACM”). In establishing our CACM, we determined that using Box 5 of Form W-2 statements (i.e., total wages subject to Medicare taxes) was the most straightforward, consistent, and administratively efficient measure upon which to base this analysis. We did not convert part-time or seasonal employee pay to full-time equivalent pay; however, we did annualize pay for full-time associates who joined the Company during the year. Using Form W-2 wages as the CACM, we identified our median employee.

Our median employee was determined to be a part-time employee serving as a team member within our retail stores. Part-time employees are not incentive eligible and are by and large not eligible to participate in our 401(k) Plan. Furthermore, part-time employees do not participate in the medical, dental, life, and disability insurance programs provided by the Company. Our median employee’s 2017 compensation totaled $5,698.

Using the compensation elements for our former Chief Executive Officer that are disclosed in the Summary Compensation Table, we calculated our former Chief Executive Officer’s total compensation for purposes of this ratio as $819,885 for fiscal 2017. As a result, the ratio of our former Chief Executive Officer’s annual total compensation to that of our median employee is 144 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure requirements.

It is important to note that 81% of Kirkland’s employees are part-time or seasonal employees, who work an average of approximately 12 hours per week, and many of these employees worked a partial year in fiscal 2017. As such, we have also calculated an alternative pay ratio that excludes our part-time and seasonal employees to determine an “Adjusted” median and pay ratio as context to the pay ratio disclosure requirements. Using this alternative pay ratio and as illustrated in the table below, our adjusted median employee is a senior assistant store manager whose 2017 compensation was $31,320, resulting in an adjusted pay ratio of our former Chief Executive Officer’s annual total compensation to that of our median employee as 26 to 1. The following table presents fiscal 2017 pay ratio statistics:

Part-Time Employees as a % of Total Employees	Unadjusted Median	Adjusted Median	Unadjusted Pay Ratio	Adjusted Pay Ratio
81%	$5,698	$31,320	1:144	1:26

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions. Additionally, as a result of the flexibility permitted when identifying the median employee and the Company’s specific pay practices and workforce composition, the Company’s pay ratio may not be comparable to that of other companies.

Compensation Risk Analysis
Our Compensation Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Compensation Committee seeks to mitigate such risk by (i) providing a meaningful portion of total compensation in the form of equity incentives that vest over multiple years, and (ii) capping annual cash bonuses for named executive officers at 150.0%, 112.5%, 45.0%, 112.5%, and 90.0% of base salary for Mr. Madden, Mr. Cairnes, Ms. Strain, Ms. Graul, and Mr. Holland, respectively. Each of these elements is intended to encourage an appropriately long-term focus. Moreover, we note that each of our named executive officers are required to comply with stock ownership guidelines, which we believe provides a significant incentive for our team to ensure that their actions are focused on the creation of sustainable shareholder value and the avoidance of excessive risk.
Compensation Committee Report
We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Susan S. Lanigan, Chair
Chris L. Shimojima
Jeffery C. Owen
Steven J. Collins

Summary Compensation Table
The following table provides information about all compensation earned in fiscal 2017 by the individuals who served as Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer serving as of the end of fiscal 2017. The Company did not have any other named executive officers during fiscal 2017 other than the ones listed in the following table:

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
W. Michael Madden (4) Former President and Chief Executive Officer	2017 2016 2015	486,635 460,962 450,000	— — —	166,130 200,700 204,160	156,510 192,600 241,200	— — —	10,610 9,800 10,400	819,885 864,062 905,760
Michael B. Cairnes (5) Acting President and Chief Executive Officer	2017 2016 2015	407,692 30,769 —	— — —	134,700 94,680 —	126,900 89,280 —	— — —	63,928 78,217 —	733,220 292,946 —
Nicole A. Strain (6) Interim Chief Financial Officer	2017 2016 2015	225,797 — —	— — —	35,920 — —	33,840 — —	— — —	1,019 — —	296,576 — —
Michelle R. Graul (7) Former Executive Vice President of Stores	2017 2016 2015	371,154 357,308 350,000	— — —	58,370 100,350 153,120	54,990 96,300 180,900	— — —	9,798 11,406 10,400	494,312 565,364 694,420
Adam C. Holland (8) Former Vice President and Chief Financial Officer	2017 2016 2015	101,662 257,308 250,000	— — —	— 66,900 127,600	— 64,200 150,750	— — —	3,300 4,290 4,149	104,962 392,698 532,499

(1)	Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2017 represented 53 weeks ending on February 3, 2018.

(2)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For additional information about the valuation assumptions with respect to equity awards, refer to Note 6 of the financial statements of Kirkland’s, Inc. in its Form 10-K for the year ended February 3, 2018, as filed with the SEC on April 3, 2018.

(3)	Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table below further details these items.

(4)
Mr. Madden resigned from his roles as President, Chief Executive Officer and Director of the Company effective April 5, 2018. Pursuant to the transition agreement described on page 25, Mr. Madden is serving as an employee-advisor to the Board of Directors of the Company until June 30, 2018.

(5)
Mr. Cairnes joined the Company on November 28, 2016 as the Company’s Executive Vice President and Chief Operating Officer. Mr. Cairnes was appointed to serve as Acting President and Chief Executive Officer effective April 5, 2018, while the Board of Directors conducts a search for a new Chief Executive Officer.

(6)	Ms. Strain assumed the role of Interim Chief Financial Officer effective June 14, 2017. Prior to that time, she was employed by the Company as Controller.

(7)	Ms. Graul assumed a new role as Vice President of Store Development effective February 5, 2018, so she is no longer a named executive officer.

(8)	Mr. Holland resigned from the Company effective June 14, 2017.
All Other Compensation
The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table for fiscal 2017:

Description	Mr. Madden	Mr. Cairnes	Ms. Strain	Ms. Graul	Mr. Holland
401(k) Employer Matching Contribution(1)	$5,366	$—	$369	$5,951	$3,050
Non-Qualified Deferred Compensation Plan Employer Matching Contribution(2)	4,594	—	—	2,807	—
Relocation Benefits(3)	—	63,928	—	—	—
Cell Phone Stipend	650	—	650	1,040	250
Total	$10,610	$63,928	$1,019	$9,798	$3,300

(1)
For fiscal 2017, the Company made a discretionary matching contribution of 50% of the first 6% of compensation for all eligible employees, including executives, subject to IRS limitations. Effective January 1, 2018, the Company increased the matching contribution to 100% of the first 4% of compensation.

(2)	This amount represents what was contributed to our Non-Qualified Deferred Compensation Plan.

(3)
This amount represents closing costs on the sale of his primary residence, reimbursement household goods shipping and handling expenses and tax gross ups for Mr. Cairnes in connection with his move from Dallas, TX to Brentwood, TN.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan based awards to each of our named executive officers during our fiscal year ended February 3, 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
W. Michael Madden	3/28/2017	$240,000	$360,000	$720,000
	6/2/2017					37,000	$8.98	$156,510
	6/2/2017				18,500			$166,130
Michael B. Cairnes	3/28/2017	$150,000	$225,000	$450,000
	6/2/2017					30,000	$8.98	$126,900
	6/2/2017				15,000			$134,700
Nicole A. Strain	3/28/2017	$36,000	$54,000	$108,000
	6/2/2017					8,000	$8.98	$33,840
	6/2/2017				4,000			$35,920
Michelle R. Graul	3/28/2017	$136,875	$205,313	$410,625
	6/2/2017					13,000	$8.98	$54,990
	6/2/2017				6,500			$58,370
Adam C. Holland (5)	3/28/2017	$82,500	$123,750	$247,500

(1)
The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s cash bonus program for the fiscal year ended February 3, 2018.

(2)
The amounts in the column under “All Other Stock Awards” represent shares of restricted stock awarded under the Company’s 2002 Equity Incentive Plan, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 23.

(3)
The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 23.

(4)
The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

(5)	Mr. Holland resigned from the Company effective June 14, 2017, so he was not granted any equity compensation in fiscal 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table provides information about the outstanding equity awards as of February 3, 2018 for the executive officers named in our Summary Compensation Table.

	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option / Unit Grant	Option Expiration	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested
Name	Exercisable(3)	Unexercisable	($)(4)	Date	Date	(#)	($)
W. Michael Madden(5)	20,834	—	1.11	7/25/2008	7/25/2018	—	—
	75,000	—	7.98	6/8/2009	6/8/2019	—	—
	29,000	—	18.14	6/8/2010	6/8/2020	—	—
	20,000	—	11.41	6/1/2011	6/1/2021	—	—
	30,000	—	10.01	5/30/2012	5/30/2022	—	—
	35,000	—	14.87	6/4/2013	6/4/2023	—	—
	21,880	3,120	17.54	6/12/2014	6/12/2024	—	—
	12,500	7,500	25.52	6/4/2015	6/4/2025	8,000	87,200
	7,500	22,500	13.38	6/1/2016	6/1/2026	11,250	122,625
	—	37,000	8.98	6/2/2017	6/2/2027	18,500	201,650
Michael B. Cairnes (6)	3,000	9,000	15.78	12/7/2016	12/7/2026	4,500	49,050
	—	30,000	8.98	6/2/2017	6/2/2027	15,000	163,500
Nicole A. Strain (7)	—	8,000	8.98	6/2/2017	6/2/2027	4,000	43,600
Michelle R. Graul(8)	35,000	—	7.98	6/8/2009	6/8/2019	—	—
	22,500	—	18.14	6/8/2010	6/8/2020	—	—
	15,000	—	11.41	6/1/2011	6/1/2021	—	—
	22,500	—	10.01	5/30/2012	5/30/2022	—	—
	22,500	—	14.87	6/4/2013	6/4/2023	—	—
	15,315	2,185	17.54	6/12/2014	6/12/2024	—	—
	9,378	5,622	25.52	6/4/2015	6/4/2025	6,000	65,400
	3,750	11,250	13.38	6/1/2016	6/1/2026	5,625	61,313
	—	13,000	8.98	6/2/2017	6/2/2027	6,500	70,850

(1)
With respect to the June 12, 2014 and June 4, 2015 option grants, such grants vest over a term of four years with one fourth of the grant vesting on the first anniversary of the grant date with 6.25% of the underlying shares vesting per quarter for the subsequent three years. The June 1, 2016, December 7, 2016 and June 2, 2017 option grants vest ratably over four years. All options expire on the tenth anniversary of the grant date.

(2)
The June 4, 2015 stock awards shown in this table all vest 100% on the third anniversary of the grant date. The June 1, 2016, December 7, 2016 and June 2, 2017 stock awards vest ratably over four years. The market value is based on the closing stock price of $10.90 on February 2, 2018.

(3)	Exercisable as of February 3, 2018.

(4)
The exercise prices for all option awards in the table (except the 2015, 2016 and 2017 awards) were adjusted downward in fiscal 2015 as provided for in the 2002 Equity Incentive Plan to reflect the issuance of the Company’s special $1.50 cash dividend, which was paid to all shareholders on June 19, 2015.

(5)	Mr. Madden was granted 8,000 RSUs on June 4, 2015, 15,000 RSUs on June 1, 2016 and 18,500 RSUs on June 2, 2017 under our 2002 Equity Incentive Plan.

(6)	Mr. Cairnes was granted 6,000 RSUs on December 7, 2016, 15,000 RSUs on June 2, 2017 under our 2002 Equity Incentive Plan.

(7)	Ms. Strain was granted 4,000 RSUs on June 2, 2017 under our 2002 Equity Incentive Plan.

(8)	Ms. Graul was granted 6,000 RSUs on June 4, 2015, 7,500 RSUs on June 1, 2016 and 6,500 RSUs on June 2, 2017 under our 2002 Equity Incentive Plan.

Option Exercises and Stock Vested during Fiscal 2017

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Michael Madden	—	—	14,110	132,922
Michael B. Cairnes	—	—	1,500	19,095
Nicole A. Strain	—	—	—	—
Michelle R. Graul	—	—	9,127	86,228
Adam C. Holland	23,346	29,670	4,358	41,013

(1)
If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the closing price of Kirkland’s common stock on the date of exercise and the exercise price of the option.

(2)
The value realized on the vesting of restricted stock awards is equal to the closing market price of Kirkland’s common stock on the date of vesting (or the last trading day before the vest, if applicable) times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

Nonqualified Deferred Compensation for Fiscal 2017
Effective March 1, 2005, the Company adopted The Executive Non-Qualified Excess Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is available for certain employees whose benefits under the Company’s 401(k) retirement plan are limited due to provisions of the Internal Revenue Code.
The following table provides information about the Deferred Compensation Plan that provides for the deferral of compensation on a basis that is not tax-qualified by each of the executive officers named in our Summary Compensation Table that participated in the Deferred Compensation Plan in fiscal 2017:

Name	Plan/Agreement	Executive Contribution in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
W. Michael Madden	Deferred compensation	$9,733	$4,594	$49,567	$17,360	$396,547
Michelle R. Graul	Deferred compensation	14,846	2,807	5,983	72,549	65,597

(1)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the Salary column.

(2)
The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the All Other Compensation column. These amounts are also separately identified in the All Other Compensation table.

(3)	Other than amounts attributable to market rate earnings, the amounts listed in this column have been reported in the Summary Compensation Table above for fiscal 2017 or in previous years.

Employment Arrangements and Post-Employment Compensation and Benefits
We do not maintain a general severance plan, and except as otherwise discussed in this section, there are no provisions for severance or change of control payments for our executive officers. Our 2002 Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. The Board of Directors may, in its sole discretion, cause all outstanding options to become fully vested and immediately exercisable in the event of a change of control. Except as otherwise discussed in this section, there are no change of control vesting acceleration provisions included with any of our stock compensation grants and any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits to which our executive officers are entitled are set forth below.

W. Michael Madden, Former President and Chief Executive Officer
On June 1, 2016, the Company entered into an Employment Agreement with Mr. Madden which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason. Under these circumstances, Mr. Madden would be entitled to severance pay equal to one and a half (1 1/2) times his then-current base salary payable in eighteen substantially equal monthly installments. The payment of any such benefits would be subject to Mr. Madden providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Mr. Madden’s employment with the Company ceases for any other reason (including death), then the Company’s obligation to Mr. Madden will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.
Assuming one of the following events occurred on February 3, 2018, Mr. Madden’s payments and benefits had an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company-Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	720,000	—	—	720,000

(1)	Represents life insurance proceeds from Company-provided life insurance policies.

Mr. Madden resigned from his roles as President, Chief Executive Officer and Director of the Company, effective April 5, 2018, and is serving as an employee-advisor to the Board of Directors of the Company until June 30, 2018 (the “Termination Date”). In connection with Mr. Madden’s resignation, the Company entered into a transition agreement with Mr. Madden (the “Madden Agreement”). Pursuant to the Madden Agreement, the Company agreed to extend Mr. Madden’s severance period after the Termination Date by three months (from 18 to 21 months, during which time the Company will continue to pay Mr. Madden’s then-current base salary as severance compensation) in exchange for the extension of Mr. Madden’s non-competition covenants through March 31, 2020. The Company will also pay Mr. Madden’s COBRA premiums for up to 18 months. The severance benefits payable under the Madden Agreement are subject to Mr. Madden’s timely execution and non-revocation of a general release of claims against the Company and its affiliates.
As of the date of his resignation on April 5, 2018, Mr. Madden’s payments and benefits had an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	840,000	30,740	—	870,740

(1)	Represents COBRA premiums for Mr. Madden and his family for 18 months.

(2)	Represents life insurance proceeds from Company-provided life insurance policies.

Michael B. Cairnes, Acting President and Chief Executive Officer
On November 22, 2016, the Company entered into an Employment Agreement with Mr. Cairnes which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason. Under these circumstances, Mr. Cairnes would be entitled to severance pay equal to one (1) times his then-current base salary payable in accordance with the Company’s normal payroll periods. The payment of any such benefits would be subject to Mr. Cairnes providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Mr. Cairnes’ employment with the Company ceases for any other reason (including death), then the Company’s obligation to Mr. Cairnes will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.
Assuming one of the following events occurred on February 3, 2018, Mr. Cairnes’ payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company-Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	400,000	—	—	400,000

(1)	Represents life insurance proceeds from Company-provided life insurance policies.

On April 5, 2018, the Board appointed Mr. Cairnes, the Company’s Executive Vice President and Chief Operating Officer, to serve as Acting President and Chief Executive Officer while the Board conducts a search for a new Chief Executive Officer. The Company also entered into an agreement with Mr. Cairnes in connection with his appointment as Acting President and Chief Executive Officer (the “Cairnes Agreement”). The Cairnes Agreement provides for a $50,000 retention bonus payable to Mr. Cairnes in the event he is not chosen as the permanent Chief Executive Officer. Mr. Cairnes will receive the $50,000 retention bonus if he remains with the Company for 90 days following the start date of the new permanent Chief Executive Officer or in the event that he incurs a separation from service during such 90-day period under circumstances that would entitle Mr. Cairnes to severance under the terms of his employment agreement with the Company. The Cairnes Agreement does not amend or supersede the terms of Mr. Cairnes’s employment agreement with the Company, which employment agreement remains in effect during and after his service as Acting President and Chief Executive Officer.
Michelle R. Graul, Former Executive Vice President of Stores
When Ms. Graul joined the Company in 2005, the Company entered into an Employment Agreement with her, which provides for certain post-employment benefits in the event of a termination of her employment by us without cause or resignation for good reason. Under these circumstances, Ms. Graul would be entitled to cash severance equal to her average total cash compensation for the three preceding years, payable over twelve months, and continuation of group health benefits for 12 months. In that case, she would also be restricted from competing with us for 12 months. We may elect to extend that non-competition period for up to an additional 12 months by extending her severance benefits for an equivalent period.
If Ms. Graul resigns from employment without good reason, we may elect to impose non-competition restrictions on her for up to 12 months by paying her the severance benefits described above for an equivalent period. If Ms. Graul is terminated for cause, she will be restricted from competing with us for 12 months (without any payment from us).
The payment of any severance benefits to Ms. Graul is conditioned on her execution of a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 3, 2018, Ms. Graul’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason (3)	359,487	12,872	—	372,359

(1)	Represents the value of Company payments of premiums related to health insurance for Ms. Graul and her family.

(2)	Represents life insurance proceeds from Company-provided life insurance policies.

(3)
Assumes that we do not elect to extend her non-compete obligations beyond the 12 month default period. The table also assumes that we do not elect to maintain her non-compete beyond termination of employment, if Ms. Graul terminates her employment without good reason.

On February 5, 2018, the Company and Ms. Graul entered into a new employment agreement replacing Ms. Graul’s then-existing employment agreement with the Company discussed above (the “Employment Agreement”). Ms. Graul was previously serving as the Company’s Executive Vice President of Stores, and under the Employment Agreement she will serve as Vice President of Store Development. If the Company terminates Ms. Graul’s employment without Cause or if Ms. Graul resigns for Good Reason under the Employment Agreement, the Company shall pay Ms. Graul one (1) times her then-current Base Salary for the year in which such termination shall occur in regular payroll cycles. The payment of any such severance by the Company is conditioned upon the execution and delivery by Ms. Graul of a general release of claims in a form reasonably prescribed by the Company. Effective February 5, 2018, Ms. Graul is no longer a named executive office or Section 16 reporting filer.
Nicole A. Strain, Interim Chief Financial Officer
Ms. Strain is not currently party to any employment contract or arrangement with us that provides for any severance payments or benefits upon her termination of employment.
Assuming the following event occurred on February 3, 2018, Ms. Strain’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company-Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000

(1)	Represents life insurance proceeds from Company-provided life insurance policies.

On April 16, 2018, the Company entered into a retention agreement with Ms. Strain, pursuant to which she has an opportunity to receive a $25,000 retention bonus if she remains with the Company for 90 days following the start date of the Company’s new permanent Chief Executive Officer or in the event that her employment is terminated during such 90-day period without good cause or if she quits for good reason.
VII. RELATED PARTY TRANSACTIONS
Our Policies Regarding Related Party Transactions
We have a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.
Under the terms of our related party transaction policy, the Audit Committee will only approve a Related Party Transaction if it is determined that the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders. Any director or officer with an interest in a related party transaction is expected to recuse him or herself from considering the matter and voting upon it. In all cases, a director or officers with an interest in a Related Party Transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.
When reviewing a Related Party Transaction, the Audit Committee will use any process and review any information that it determines to be appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to the Company; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to use from an unrelated their party. All Related Party transactions will be disclosed in accordance with SEC rules.
In the event that we become aware of a Related Party Transaction that was not previously approved or ratified by the Audit Committee, we will evaluate all options available with respect to that transaction, including ratification, revision or termination.
Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy; or

•
the Chairperson of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.
During fiscal 2017, we identified the following related party activities:
Real Estate Lease
The Company leases 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee from Vann Drive Partners, a joint venture in which Miles Kirkland, a member of our Board of Directors, holds a minority equity position. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The Company exercised both 5-year renewal options, and the lease is currently scheduled to expire in January 2020. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2017, the Company paid total rent and ancillary charges under the lease of $149,528. This lease has been reviewed and approved by our Board of Directors and Audit Committee. Management considers the terms of this lease to be at arms-length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.
Vendor Agreement
In July 2009, the Company entered into a Vendor Agreement with a related party vendor to purchase merchandise inventory. The vendor is considered a related party because its principal owner is the spouse of one of the Company’s two Vice Presidents of Merchandising. During fiscal 2017, the Company’s purchases from this vendor totaled approximately $57.4 million, or 21.5% of total merchandise purchases. Payable amounts outstanding to this vendor were approximately $7.5 million as of February 3, 2018.

VIII. OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2017, all Reporting Persons were in compliance with Section 16(a) filing requirements.
Independent Registered Public Accounting Firm
The Audit Committee has selected EY to be the Company’s independent registered public accounting firm for fiscal year 2018. Representatives of EY are expected to be present at the Annual Meeting on June 6, 2018 and will be given an opportunity to make a statement if they desire to do so. In addition, representatives of EY will be available to respond to appropriate questions at that time.
AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such Report by specific reference.
The Audit Committee operates under a written charter adopted by the Board, which can be found on our website at www.kirklands.com under “Corporate Governance” on the Investor and Media Relations page. The charter is also available in print to any shareholder who requests it by making a written request addressed to:
Kirkland’s, Inc.
Attn: Corporate Secretary
5310 Maryland Way
Brentwood, TN 37027
The Audit Committee reviews the financial information provided to shareholders and others, oversees the system of internal control over financial reporting which management and the Board have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance.
As part of its oversight of our financial statements, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and Ernst & Young LLP, our independent registered public accounting firm;

•
Discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, including Auditing Standard No. 16 (Communications with Audit Committees), issued by the Public Company Accounting Oversight Board; and

•
Received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee, and has discussed with Ernst & Young LLP its independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the committee asked for management’s representations that our audited financial statements have been prepared in conformity with generally accepted accounting principles.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended February 3, 2018 for filing with the SEC.
The Audit Committee
Charlie Pleas, III, Chair
Gregory A. Sandfort
Jeffery C. Owen
R. Wilson Orr,  III
Audit and Non-Audit Fees
The aggregate fees billed for services rendered by our current independent registered public accounting firm, EY, during fiscal 2017 and during fiscal year 2016, were as follows:

	Fiscal 2017	Fiscal 2016
Audit Fees(1):	$743,102	$720,000
Audit-Related Fees(2):	—	—
Tax Fees(3):	264,845	260,861
All Other Fees(4):	—	—
Total	$1,007,947	$980,861

(1)
Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, and reviews of the Company’s quarterly financial statements. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.

(2)
Audit-Related Fees consist of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)	All Other Fees consist of fees billed for all other services.
Pre-Approval Policy
The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.
General
Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level require specific pre-approval by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Audit Services
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

Audit-Related Services
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.
Tax Services
The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent registered public accounting firm. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
All Other Services
Any services to be performed by the independent registered public accounting firm not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.
Pre-Approval Fee Levels
Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.
Shareholder Proposals for the 2019 Annual Meeting
Shareholders may nominate director candidates and make proposals to be considered at the 2019 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2019 Annual Meeting or any other proposal for consideration at the 2019 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 8, 2019 and April 7, 2019.
In addition to being able to present proposals for consideration at the 2019 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2019 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 31, 2018, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.
A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Corporate Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027, Attention: Carter R. Todd, Corporate Secretary.
Annual Report
A copy of the Company’s Annual Report to Shareholders for fiscal 2017 accompanies this proxy statement.
The Company will provide to each person solicited without charge, except for exhibits upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended February 3, 2018. Requests should be directed to Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027, Attention: Carter R. Todd.
Householding of Proxy Materials
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholder who objects to or wishes to begin householding may notify Investor Relations, Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within 30 days of our receipt of such revocation.
Expenses Relating to this Proxy Solicitation
We will pay all expenses relating to this proxy solicitation. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of SCR Partners, LLC, to assist with our investor relations and other shareholder communications issues. SCR Partners, LLC will assist in the solicitation of proxies and will not receive any additional compensation for these services. SCR Partners, LLC may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

CARTER R. TODD Vice President, General Counsel and Corporate Secretary

KIRKLAND’S, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E43394-P06238	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIRKLAND’S, INC.

The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Class I Directors for a three-year term expiring at the 2021 Annual Meeting.
	Nominees:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposals 2 and 3:		For	Against	Abstain
	1a.	Steven J. Collins	☐	☐	☐	2.	To approve, on an advisory basis, compensation for our named executive officers.	☐	☐	☐
	1b.	R. Wilson Orr, III	☐	☐	☐	3.	Ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for fiscal 2018.	☐	☐	☐
	1c.	Miles T. Kirkland	☐	☐	☐

	Election of Class III Directors for a two-year term expiring at the 2020 Annual Meeting.					NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
Nominees:
	1d.	Gregory A. Sandfort	☐	☐	☐
	1e.	Chris L. Shimojima	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report to Shareholders, which includes a copy of the
2017 Annual Report on Form 10-K, are available at:
http://ir.kirklands.com/Annual_Meeting

E43395-P06238

KIRKLAND’S, INC. Proxy Solicited on Behalf of The Board of Directors of Kirkland’s, Inc. for the Annual Meeting of Shareholders to be held on June 6, 2018

The undersigned, revoking all previous proxies, hereby appoints R. Wilson Orr, III and Carter R. Todd and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Kirkland’s, Inc. to be held at the Kirkland’s corporate offices on June 6, 2018, and at any adjournment or postponement thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY, “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Continued and to be signed on reverse side